GrowGeneration Announces New Store in Bozeman, Montana

Denver - (BUSINESS WIRE) – GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers in the United States, today announced the acquisition of inventory and equipment from Community Garden & Greenhouse, a leading provider of hydroponics and garden supplies to the broader Bozeman, Montana growing market, marking GrowGeneration's expansion into a 17th state. As a part of the transaction, GrowGen also took over the existing store location at 1602 W. Beall St. Bozeman, MT.

Darren Lampert, Co-Founder and Chief Executive Officer of GrowGen, said, “We are excited to expand our retail footprint into Montana with this transaction. Since its founding, Community Garden & Greenhouses has been very successful in serving its local and surrounding growing communities. We look forward to continuing this strong legacy and further building-out this strategically important market for GrowGen.”

Mr. Lampert continued, “GrowGen remains committed to providing high-quality products and having the largest product selection, best service, and most knowledgeable grow professionals in the industry. This transaction supports those commitments and enhances our overall portfolio of stores to best serve both our commercial and home-grow customers.”

About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 60 stores across 17 states, which include 20 locations in California, 7 locations in Michigan, 6 locations in Colorado, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 1 location in Arizona, 1 location in Florida, 1 location in Massachusetts, 1 location in Mississippi, 1 location in Missouri, 1 location in Montana, 1 location in New Jersey, 1 location in New Mexico, 1 location in Rhode Island, and 1 location in Virginia. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Company Inquiries
GrowGeneration Corp.
John Evans
(415) 309-0230
john.evans@growgeneration.com

Investor Contact
ICR, Inc.
Clay Crumbliss, CFA
Managing Director
clay.crumbliss@icrinc.com